Exhibit 99.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 North Pearl, Suite 1700 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

Ericsson US 401(k)

Plan Plano, Texas

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-4813) of Ericsson Inc. of our report dated June 28, 2021, relating to the financial statements and supplemental schedule of the Ericsson US 401 (k) Plan as of December 31, 2020 and 2019 and for the year ended December 31, 2020, which appear in this Form 11-K for the year ended December 31, 2020.

Dallas, Texas

June 28, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.